Exhibit 10.1

Bank of Floyd

Supplemental Executive Retirement Plan

409A Restatement

Participation Agreement

This Bank of Floyd Supplemental Executive Retirement Plan 409A Restatement Participation Agreement (the “Participation Agreement”) is entered into as of this 15th day of May, 2012 by and between Bank of Floyd (the “Employer”), and Michael Larrowe an executive of the Employer (the “Participant”), as evidenced by the execution of this Participation Agreement by the Employer and Participant and the commencement of Participant’s in the Employer’s Internal Revenue Code Section 409A compliant supplemental executive retirement plan.

RECITALS:

WHEREAS, the Employer has adopted the (“Plan”) effective as January 1, 2005, and the Administrator has determined that the Participant shall be eligible to participate in the Plan on the terms and conditions set forth in this Participation Agreement and the Plan.

NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants set forth herein, the parties agree as follows:

1.	Definitions. Except as otherwise provided, or unless the context otherwise requires, the terms used in this Participation Agreement shall have the same meanings as set forth in the Plan.

2.	Plan. Plan means the Bank of Floyd Supplemental Executive Retirement Plan 409A Restatement, as the same may be altered or supplemented in any validly executed Participation Agreement.

3.	Incorporation of Plan. The Plan, a copy of which is attached hereto as Exhibit A, is hereby incorporated into this Participation Agreement as if fully set forth herein and the parties hereby agree to be bound by all of the terms and provisions contained in the Plan. The Participant hereby acknowledges receipt of a copy of the Plan and, subject to the foregoing, confirms his understanding and acceptance of all of the terms and conditions contained therein.

4.	Effective Date of Participation. The effective date of the Participant’s participation in the Plan shall be April 6, 2012 (the “Participation Date”).

5.	Normal Retirement Age. The Participant’s Normal Retirement Age for purposes of the Plan and this Participation Agreement is age seventy (70).

6.	Year of Participation. For each full calendar year a Participant participates in this Plan, such Participant shall be credited with one (1) year of participation.

7.	Prohibition Against Funding. Should any investment be acquired in connection with the liabilities assumed under this Plan and Participation Agreement, it is expressly understood and agreed that the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their Beneficiaries, or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Participant shall be required to look to the provisions of the Plan and to the Employer itself for enforcement of any and all benefits due under this Participation Agreement, and, to the extent the Participant acquires a right to receive payment under the Plan and this Participation Agreement, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under the Plan and this Participation Agreement.

8.	Provisions Related to SERP Benefit.

(a)	SERP Benefit. Upon Participant’s Separation from Service from the Employer upon Participant’s attainment of their Normal Retirement Age, or subsequent thereto, such Participant shall be entitled to an annual SERP Benefit equal to forty-five thousand dollars ($45,000) per year, subject to the vesting requirements as provided for herein below.

(b)	Vesting. Subject to Article IV and Article VI of the Plan, and Sections 8(f) and 8(g) of this Participation Agreement, Participant shall vest in their SERP Benefit in the following manner:

Years of Participation	Participant’s vested SERP Benefit
1	20%
2	40%
3	60%
4	80%
5	100%

Participant shall be 100% vested in his or her SERP Benefit upon Participant’s attainment of Normal Retirement Age if then in the employ of Employer.

(c)	Normal Retirement SERP Benefit Payment. Subject to the restrictions found in Plan Section 4.3, Distributions to Specified Employees, the vested annual SERP Benefit shall be paid in substantially equal monthly installments as of the first day of each calendar month for fifteen (15) years following the Participant’s Separation from Service. The monthly distribution in any given year in which a SERP Benefit is distributed, shall be equal to one-twelfth of the above-described SERP Benefit each year for a total of fifteen (15) years.

(d)	Post Retirement Death Benefit. In the event of the Participant’s death during the fifteen (15) year SERP Benefit distribution period, Participant’s Beneficiary, as designated pursuant to this Participation Agreement, will continue to receive the balance of the remaining SERP Benefit distributions, up to and including, the distributions in year fifteen (15).

(e)	Disability. A Participant who incurs a Disability shall be one hundred percent (100%) vested in his or her accrue liability of Participant’s SERP Benefit as of the date of Disability. A Participant shall be considered disabled if: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer; or (iii) determined to be totally disabled by the Social Security Administration. Upon a Participant’s Disability, Participant shall be entitled to receive the accrued liability of Participant’s SERP Benefit in a lump sum distribution as soon as administratively feasible, but no later than 90 days, following the Participant’s death. For purposes of this Plan and Participation Agreement, accrued liability of Participant’s SERP Benefit shall mean the amount accrued by the Employer to fund the future benefit expense associated with this Plan and Participation Agreement. The Employer shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Employer’s primary federal regulator, and other applicable accounting guidance, including APB 12 and FAS 106. Accordingly, the Employer shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a reasonable discount rate, which is at least equal to the Applicable Federal Rate (AFR), and which may be adjusted from time to time.

(f)	Change in Control. A Participant shall be one hundred percent (100%) vested in his or her SERP Benefit upon a Change in Control. Notwithstanding any distribution mandate to the contrary, if a Change in Control occurs and a Participant incurs a Separation from Service during the period beginning on the date of the Change in Control and ending on the second anniversary of the Change in Control, the Participant’s vested SERP Benefit shall be paid to the Participant or his or her beneficiary in a single lump-sum payment as soon as administratively possible, but no later than ninety (90) days following such Separation from Service.

(g)	Death Benefit Prior to Attaining Normal Retirement Age. Upon Participant’s death prior to attaining Normal Retirement Age, Participant’s estate shall be entitled to receive the accrued liability of Participant’s SERP Benefit in a lump sum distribution as soon as administratively feasible, but no later than 90 days, following the Participant’s death. For purposes of this Plan and Participation Agreement, accrued SERP Liability shall mean the amount accrued by the Employer to fund the future benefit expense associated with this Plan and Participation Agreement. The Employer shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Employer’s primary federal regulator, and other applicable accounting guidance, including APB 12 and F AS 106. Accordingly, the Employer shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a reasonable discount rate, which is at least equal to the Applicable Federal Rate (AFR), and which may be adjusted from time to time.

(h)	Distribution due to other Separation from Service. In the event the Participant has a Separation from Service other than through Normal Retirement, Disability, death or following a Change in Control such Participant shall be twenty percent (20%) vested in their accrued liability of Participant’s SERP Benefit for each completed Year of Participation as of the effective date of Separation from Service. Subject to the restrictions found in Plan Section 4.3, Distributions to Specified Employees, the Participant’s vested accrued liability of Participant’s SERP Benefit under this subsection shall be distributed to Participant as soon as administratively feasible, but no later than ninety (90) days following Participant’s Separation from Service, in a single lump sum. For purposes of this subsection, the accrued liability of the Participant’s SERP Benefit shall mean the amount accrued by the Employer to fund the future benefit expense associated with this Plan and Participation Agreement. The Employer shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Employer’s primary federal regulator, and other applicable accounting guidance, including APB 12 and FAS 106. Accordingly, the Employer shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a reasonable discount rate, which is at least equal to the Applicable Federal Rate (AFR), and which may be adjusted from time to time. Notwithstanding anything to the contrary contained herein, in the event the Separation form Service was for Cause, as defined in the Plan, Participant shall forfeit all vested and unvested benefits under this Plan and Participation Agreement and the Employer shall be relieved from all liability to provide any benefit hereunder.

9.	General Provisions.

(a)	No Assignment. No benefit under the Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Participation Agreement No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.

(b)	Headings. The headings contained in the Participation Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Participation Agreement or the construction of any provision thereof.

(c)	Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

(d)	Successors. This Participation Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors the Employer’s assigns.

(e)	Amendments. This Participation Agreement may not be modified or amended except by a duly executed instrument in writing signed by the Employer and the Participant

IN WITNESS WHEREOF, each of the parties has caused this Participation Agreement to be executed as of the day first above written.

Employer: Bank of Floyd:		Participant:

By:	/s/ Ronald Leon Moore	By:	/s/ Michael D. Larrowe

Ronald Leon Moore, Chairman,		Michael D. Larrowe
Printed Name President & CEO		Printed Name

LIST OF COLLATERAL DOCUMENTS

EXHIBIT A

409A RESTATEMENT

BANK OF FLOYD

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EXHIBIT B

409A RESTATEMENT

BANK OF FLOYD

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BENEFICIARY DESIGNATION

EXHIBITB

BANK OF FLOYD

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

409A RESTATEMENT

BENEFICIARY DESIGNATION

In the event of the Participant’s death, any benefits to which the Participant may be entitled shall be paid to the Beneficiary designated below. This Beneficiary Designation shall be subject to the terms and conditions set forth in the Plan and shall supersede all prior Beneficiary Designations made by the Participant. This Beneficiary Designation shall be attached to and become part of that certain Participation Agreement, dated as of May 15, 2012, between the Employer and the Participant.

Primary Beneficiary: Nikki E. Larrowe

Secondary Beneficiary: Estate

IN WITNESS WHEREOF, the Participant has executed this Beneficiary Designation as of the date indicated.

Participant:

By:	/s/ Michael D. Larrowe
Printed Name: Michael D. Larrowe
Dated:	5/15/2012